SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            -----------------------


                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)1

                           Contango Oil & Gas Company
-------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, Par Value $0.04 per Share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   21075N105
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 20, 2002
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

--------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 21075N105                          13G              Page 2 of 22 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MORGAN STANLEY
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                  (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                          5.     SOLE VOTING POWER                -0-

      NUMBER OF          ------------------------------------------------------
        SHARES            6.     SHARED VOTING POWER        1,136,364
     BENEFICIALLY
       OWNED BY          ------------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER           -0-
      REPORTING
     PERSON WITH         ------------------------------------------------------
                          8.     SHARED DISPOSITION         1,136,364

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,136,364
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         12.57%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         CO
-------------------------------------------------------------------------------

CUSIP No. 21075N105                          13G              Page 3 of 23 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MSDW CAPITAL PARTNERS IV, INC.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                  (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                          5.     SOLE VOTING POWER                -0-

      NUMBER OF          ------------------------------------------------------
        SHARES            6.     SHARED VOTING POWER        1,136,364
     BENEFICIALLY
       OWNED BY          ------------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER           -0-
      REPORTING
     PERSON WITH         ------------------------------------------------------
                          8.     SHARED DISPOSITION         1,136,364

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,136,364
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         12.57%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         CO, IA
-------------------------------------------------------------------------------

CUSIP No. 21075N105                          13G              Page 4 of 23 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MSDW CAPITAL PARTNERS IV, LLC
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                  (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                          5.     SOLE VOTING POWER                -0-

      NUMBER OF          ------------------------------------------------------
        SHARES            6.     SHARED VOTING POWER        1,136,364
     BENEFICIALLY
       OWNED BY          ------------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER           -0-
      REPORTING
     PERSON WITH         ------------------------------------------------------
                          8.     SHARED DISPOSITION         1,136,364

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,136,364
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         12.57%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         CO, IA
-------------------------------------------------------------------------------

CUSIP No. 21075N105                          13G              Page 3 of 23 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MSDW CAPITAL PARTNERS IV, INC.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                  (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                          5.     SOLE VOTING POWER                -0-

      NUMBER OF          ------------------------------------------------------
        SHARES            6.     SHARED VOTING POWER        1,136,364
     BENEFICIALLY
       OWNED BY          ------------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER           -0-
      REPORTING
     PERSON WITH         ------------------------------------------------------
                          8.     SHARED DISPOSITION         1,136,364

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,136,364
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         12.57%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         CO, IA
-------------------------------------------------------------------------------

CUSIP No. 21075N105                          13G              Page 3 of 23 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MSDW CAPITAL PARTNERS IV, INC.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                  (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                          5.     SOLE VOTING POWER                -0-

      NUMBER OF          ------------------------------------------------------
        SHARES            6.     SHARED VOTING POWER        1,136,364
     BENEFICIALLY
       OWNED BY          ------------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER           -0-
      REPORTING
     PERSON WITH         ------------------------------------------------------
                          8.     SHARED DISPOSITION         1,136,364

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,136,364
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         12.57%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         CO, IA
-------------------------------------------------------------------------------

CUSIP No. 21075N105                          13G              Page 5 of 23 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MORGAN STANLEY DEAN WITTER CAPITAL PARTNERS IV, L.P.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                  (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                          5.     SOLE VOTING POWER                -0-

      NUMBER OF          ------------------------------------------------------
        SHARES            6.     SHARED VOTING POWER        1,018,128
     BENEFICIALLY
       OWNED BY          ------------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER           -0-
      REPORTING
     PERSON WITH         ------------------------------------------------------
                          8.     SHARED DISPOSITION         1,018,128

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,018,128
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         11.26%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         PN
-------------------------------------------------------------------------------

CUSIP No. 21075N105                          13G              Page 6 of 23 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         CCR MANAGEMENT A, LLC
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                  (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                          5.     SOLE VOTING POWER                -0-

      NUMBER OF          ------------------------------------------------------
        SHARES            6.     SHARED VOTING POWER        1,018,128
     BENEFICIALLY
       OWNED BY          ------------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER           -0-
      REPORTING
     PERSON WITH         ------------------------------------------------------
                          8.     SHARED DISPOSITION         1,018,128

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,018,128
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         11.26%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         OO
-------------------------------------------------------------------------------

CUSIP No. 21075N105                          13G              Page 7 of 23 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         CONCERT CAPITAL RESOURCES A, L.P.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                  (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                          5.     SOLE VOTING POWER                -0-

      NUMBER OF          ------------------------------------------------------
        SHARES            6.     SHARED VOTING POWER        1,018,128
     BENEFICIALLY
       OWNED BY          ------------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER           -0-
      REPORTING
     PERSON WITH         ------------------------------------------------------
                          8.     SHARED DISPOSITION         1,018,128

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,018,128
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         11.26%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         PN
-------------------------------------------------------------------------------

CUSIP No. 21075N105                          13G              Page 8 of 23 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MSDW IV 892 INVESTORS, L.P.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                  (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                          5.     SOLE VOTING POWER                -0-

      NUMBER OF          ------------------------------------------------------
        SHARES            6.     SHARED VOTING POWER           86,864
     BENEFICIALLY
       OWNED BY          ------------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER           -0-
      REPORTING
     PERSON WITH         ------------------------------------------------------
                          8.     SHARED DISPOSITION            86,864

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         86,864
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         .96%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         PN
-------------------------------------------------------------------------------

CUSIP No. 21075N105                          13G              Page 9 of 23 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         CCR MANAGEMENT B, LLC
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                  (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                          5.     SOLE VOTING POWER                -0-

      NUMBER OF          ------------------------------------------------------
        SHARES            6.     SHARED VOTING POWER           86,864
     BENEFICIALLY
       OWNED BY          ------------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER           -0-
      REPORTING
     PERSON WITH         ------------------------------------------------------
                          8.     SHARED DISPOSITION            86,864

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         86,864
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         .96%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         OO
-------------------------------------------------------------------------------

CUSIP No. 21075N105                          13G             Page 10 of 23 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         CONCERT CAPITAL RESOURCES B, L.P.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                  (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                          5.     SOLE VOTING POWER                -0-

      NUMBER OF          ------------------------------------------------------
        SHARES            6.     SHARED VOTING POWER           86,864
     BENEFICIALLY
       OWNED BY          ------------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER           -0-
      REPORTING
     PERSON WITH         ------------------------------------------------------
                          8.     SHARED DISPOSITION            86,864

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         86,864
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         .96%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         PN
-------------------------------------------------------------------------------

CUSIP No. 21075N105                          13G             Page 11 of 23 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MORGAN STANLEY DEAN WITTER CAPITAL INVESTORS IV, L.P.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                  (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                          5.     SOLE VOTING POWER                -0-

      NUMBER OF          ------------------------------------------------------
        SHARES            6.     SHARED VOTING POWER           31,372
     BENEFICIALLY
       OWNED BY          ------------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER           -0-
      REPORTING
     PERSON WITH         ------------------------------------------------------
                          8.     SHARED DISPOSITION            31,372

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         31,372
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         .35%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         PN
-------------------------------------------------------------------------------

CUSIP No. 21075N105                          13G             Page 12 of 23 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         CCR MANAGEMENT C, LLC
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                  (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                          5.     SOLE VOTING POWER                -0-

      NUMBER OF          ------------------------------------------------------
        SHARES            6.     SHARED VOTING POWER           31,372
     BENEFICIALLY
       OWNED BY          ------------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER           -0-
      REPORTING
     PERSON WITH         ------------------------------------------------------
                          8.     SHARED DISPOSITION            31,372

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         31,372
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         .35%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         PN
-------------------------------------------------------------------------------

CUSIP No. 21075N105                          13G             Page 13 of 23 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         CONCERT CAPITAL RESOURCES C, L.P.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                  (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                          5.     SOLE VOTING POWER                -0-

      NUMBER OF          ------------------------------------------------------
        SHARES            6.     SHARED VOTING POWER           31,372
     BENEFICIALLY
       OWNED BY          ------------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER           -0-
      REPORTING
     PERSON WITH         ------------------------------------------------------
                          8.     SHARED DISPOSITION            31,372

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         31,372
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         .35%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         OO
-------------------------------------------------------------------------------

Item 1(a).  Name of Issuer:

     Contango Oil & Gas Company (the "Company")

Item 1(b).  Address of Issuer's Principal Executive Offices:

     3700 Buffalo Speedway, Suite 960, Houston, Texas 77098

Item 2(a).  Name of Person Filing:

     This statement is filed jointly on behalf of the persons identified below. In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information concerning that person but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

     Morgan Stanley ("MS")

     MSDW Capital Partners IV, Inc. ("MSDWCP IV, Inc.")

     MSDW Capital Partners IV, LLC ("MSDWCP IV, LLC")

     Morgan Stanley Dean Witter Capital Partners IV, L.P. ("MSDWCP IV, L.P.")

     CCR Management A, LLC ("CCRA, LLC")

     Concert Capital Resources A, L.P. ("CCRA, L.P.")

     MSDW IV 892 Investors, L.P. ("MSDW IV 892, L.P.")

     CCR Management B, LLC ("CCRB, LLC")

     Concert Capital Resources B, L.P. ("CCRB, L.P.")

     Morgan Stanley Dean Witter Capital Investors IV, L.P. ("MSDWCI IV, L.P.")

     CCR Management C, LLC ("CCRC, LLC")

     Concert Capital Resources C, L.P. ("CCRC, L.P.")

Item 2(b).  Address of Principal Business Office or, if None, Residence:

     The address of the principal business office of MS, MSDWCP IV, Inc., MSDWCP IV, LLC, MSDWCP IV, L.P., MSDW IV 892, L.P. and IV, L.P. is:

     1585 Broadway
     New York, New York 10036

The address of the principal business office of CCRA, LLC, CCRA, L.P., CCRB, LLC, CCRB, L.P., CCRC, LLC and CCRC, L.P. is:

     2 Houston Center
     909 Fannin, Suite 1850
     Houston, Texas 77010

Item 2(c).  Citizenship:

     The citizenship of MS, MSDWCP IV, Inc., MSDWCP IV, LLC, MSDWCP IV, L.P., CCRA, LLC, CCRA, L.P., MSDW IV 892, L.P., CCRB, LLC, CCRB, L.P., MSDWCI IV, L.P., CCRC, LLC and CCRC, L.P. is Delaware.

Item 2(d).  Title of Class of Securities:

     This statement relates to the Company's Common Stock, par value $0.04 per share (the "Shares").

Item 2(e).  CUSIP Number:

     21075N105

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

         (a)   [ ]  Broker or dealer registered under Section 15 of the
                    Exchange Act;

         (b)   [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act;

         (c)   [ ]  Insurance company as defined in Section 3(a)(19) of the
                    Exchange Act;

         (d)   [ ]  Investment company registered under Section 8 of the
                    Investment Company Act;

         (e)   [ ]  An investment adviser in accordance with
                    Rule 13d-1(b)(1)(ii)(E);

         (f)   [ ]  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g)   [ ]  A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h)   [ ]  A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act;

         (i)   [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j)   [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     The filing of this statement should not be construed as an admission by any person that such person is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by this statement, other than the securities set forth opposite such person's name in the table in
Item 4(c) below.

     (a) Amount beneficially owned:

     As of December 20, 2002: (i) CCRA, L.P. directly owned 4,480 shares of Series B Convertible Cumulative Preferred Stock of the Company, par value $0.04 per share (the "Preferred Stock"); (ii) CCRB, L.P. directly owned 382 shares of Preferred Stock; and (iii) CCRC, L.P. owned 138 shares of Preferred Stock. The Preferred Stock is presently convertible into shares of the Company's Common Stock, initially for a conversion price of $4.40 per share. Accordingly, as of December 20, 2002: (i) CCRA, L.P. may be deemed to beneficially own 1,018,128 Shares; (ii) CCRB, L.P. may be deemed to beneficially own 86,864 Shares; and
(iii) CCRC, L.P. may be deemed to beneficially own 31,372 Shares.

     CCRA, LLC is the general partner of CCRA, L.P., and, as such, has the power to vote or direct the vote and to dispose or direct the disposition of all Shares held by CCRA, L.P. MSDWCP IV, L.P. is the sole member of CCRA, LLC, and, as such, has the power to direct the actions of CCRA, LLC. Therefore, CCRA, LLC and MSDWCP IV, L.P. each may be deemed to have beneficial ownership of the 1,018,128 Shares deemed to be beneficially owned by CCRA, L.P.

     CCRB, LLC is the general partner of CCRB, L.P., and, as such, has the power to vote or direct the vote and to dispose or direct the disposition of all Shares held by CCRB, L.P. MSDW IV 892, L.P. is the sole member of CCRB, LLC, and, as such, has the power to direct the actions of CCRB, LLC. Therefore, CCRB, LLC and MSDW IV 892, L.P. each may be deemed to have beneficial ownership of the 86,864 Shares deemed to be beneficially owned by CCRB, L.P.

     CCRC, LLC is the general partner of CCRC, L.P., and, as such, has the power to vote or direct the vote and to dispose or direct the disposition of all Shares held by CCRC, L.P. MSDWCI IV, L.P. is the sole member of CCRA, LLC, and, as such, has the power to direct the actions of CCRA, LLC. Therefore, CCRC, LLC and MSDWCI IV, L.P. each may be deemed to have beneficial ownership of the 31,372 Shares deemed to be beneficially owned by CCRC, L.P.

     MSDWCP IV, LLC is the general partner of MSDWCP IV, L.P., MSDW IV 892, L.P. and MSDWCI IV, L.P. (collectively, "Funds IV") and, as such, has the power to direct the actions of Funds IV. MSDWCP IV, Inc. is the institutional managing member of MSDWCP IV, LLC, and, as such, shares together with the remaining managing members, the power to direct the actions of MSDWCP IV, LLC. MS, as the sole shareholder of MSDWCP IV, Inc., controls the actions of MSDWCP IV, Inc.

     Therefore, MS, MSDWCP IV, Inc. and MSDWCP IV, LLC each may be deemed to have beneficial ownership of the 1,136,363 Shares deemed to be beneficially owned collectively by CCRA, L.P., CCRB, L.P. and CCRC, L.P.

     MS is filing solely in its capacity as parent company of, and indirect beneficial owner of securities held by, one of its business units.

     (b) Percent of class: (1)

     Morgan Stanley                                         12.57% of the Shares
     MSDW Capital Partners IV, Inc.                         12.57% of the Shares
     MSDW Capital Partners IV, LLC                          12.57% of the Shares
     Morgan Stanley Dean Witter Capital Partners IV, L.P.   11.26% of the Shares

     CCR Management A, LLC                                  11.26% of the Shares
     Concert Capital Resources A, L.P.                      11.26% of the Shares
     MSDW IV 892 Investors, L.P.                            .96% of the Shares
     CCR Management B, LLC                                  .96% of the Shares
     Concert Capital Resources B, L.P.                      .96% of the Shares
     Morgan Stanley Dean Witter Capital Investors IV, L.P.  .35% of the Shares
     CCR Management C, LLC                                  .35% of the Shares
     Concert Capital Resources C, L.P.                      .35% of the Shares

---------
(1) Based on the 9,043,282 Shares reported to be outstanding as of November 12, 2002 on the Form 10-QSB filed with the SEC, for the quarter ended September 30, 2002.


     (c) Number of shares as to which such person has:

                                                                                 (iii)                    (iv)
                                   (i)                     (ii)           Sole power to dispose      Shared power to
                          Sole power to vote or   Shared power to vote      or to direct the      dispose or to direct
                           to direct the vote     or to direct the vote      disposition of        the disposition of
                          ---------------------   ---------------------   ---------------------   --------------------
Morgan Stanley                    - 0 -                 1,136,363                - 0 -                 1,136,363

MSDW Capital Partners             - 0 -                 1,136,363                - 0 -                 1,136,363
IV, Inc.

MSDW Capital Partners             - 0 -                 1,136,363                - 0 -                 1,136,363
IV, LLC

Morgan Stanley Dean               - 0 -                 1,018,128                - 0 -                 1,018,128
Witter Capital Partners
IV, L.P.

CCR Management A,                 - 0 -                 1,018,128                - 0 -                 1,018,128
LLC

Concert Capital                   - 0 -                 1,018,128                - 0 -                 1,018,128
Resources A, L.P.

MSDW IV 892                       - 0 -                  86,864                  - 0 -                   86,864
Investors, L.P.

CCR Management B,                 - 0 -                  86,864                  - 0 -                   86,864
LLC

Concert Capital                   - 0 -                  86,864                  - 0 -                   86,864
Resources B, L.P.

Morgan Stanley Dean               - 0 -                  31,372                  - 0 -                   31,372
Witter Capital Investors
IV, L.P.


                                 Page 17 of 23


                                                                                 (iii)                    (iv)
                                   (i)                     (ii)           Sole power to dispose      Shared power to
                          Sole power to vote or   Shared power to vote      or to direct the      dispose or to direct
                           to direct the vote     or to direct the vote      disposition of        the disposition of
                          ---------------------   ---------------------   ---------------------   --------------------
CCR Management C,                 - 0 -                  31,372                   - 0 -                   31,372
LLC

Concert Capital                   - 0 -                  31,372                   - 0 -                   31,372
Resources C, L.P.


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|



Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     Not applicable.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

Item 10. Certifications.

     By signing below, each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                           Date: December 30, 2002

                                           MORGAN STANLEY


                                           By: /s/ Peter Vogelsang
                                              -----------------------------
                                              Name:  Peter Vogelsang
                                              Title: Authorized Signatory


                                           MSDW CAPITAL PARTNERS IV, INC.


                                           By: /s/ Leigh Abramson
                                              -----------------------------
                                              Name:  Leigh Abramson
                                              Title: Managing Director


                                           MSDW CAPITAL PARTNERS IV, LLC
                                           By: MSDW Capital Partners IV, Inc.,
                                               as Institutional Managing Member


                                           By: /s/ Leigh Abramson
                                              ----------------------------
                                              Name:  Leigh Abramson
                                              Title: Managing Director


                                           MORGAN STANLEY DEAN WITTER CAPITAL
                                           PARTNERS IV, L.P.
                                           MSDW IV 892 INVESTORS, L.P.
                                           MORGAN STANLEY DEAN WITTER CAPITAL
                                           INVESTORS IV, L.P.
                                           By: MSDW Capital Partners IV, LLC,
                                               as General Partner
                                           By: MSDW Capital Partners IV, Inc.,
                                               as Institutional Managing Member
                                               of the General Partner


                                           By: /s/ Leigh Abramson
                                              -----------------------------
                                              Name:  Leigh Abramson
                                              Title: Managing Director

                                           CCR MANAGEMENT A, LLC
                                           CCR MANAGEMENT B, LLC
                                           CCR MANAGEMENT C, LLC
                                           By: Each of their respective sole
                                               Members


                                           By: /s/ Leigh Abramson
                                              -----------------------------
                                              Name:  Leigh Abramson
                                              Title: Managing Director


                                           CONCERT CAPITAL RESOURCES A, L.P.
                                           CONCERT CAPITAL RESOURCES B, L.P.
                                           CONCERT CAPITAL RESOURCES C, L.P.
                                           By: Each of their respective General
                                               Partners


                                           By: /s/ Leigh Abramson
                                              -----------------------------
                                              Name:  Leigh Abramson
                                              Title: Managing Director

                                                                      EXHIBIT 1

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a Statement on Schedule 13G (including amendments thereto) with respect to the common stock, par value $0.04 per share, of Contango Oil & Gas Company, a Delaware corporation, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings provided that, as contemplated by
Section 13d-1(k)(l)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

     In evidence thereof, the undersigned, being duly authorized, hereby execute this Agreement this December 30, 2002.

     This Schedule may be executed in two or more counterparts, any one of which need not contain the signature of more than one party, but all such parties taken together will constitute part of this Schedule.


MORGAN STANLEY


By: /s/ Peter Vogelsang
   -----------------------------------
   Name:  Peter Vogelsang
   Title: Authorized Signatory


MSDW CAPITAL PARTNERS IV, INC.


By: /s/ Leigh Abramson
   -----------------------------------
   Name:  Leigh Abramson
   Title: Managing Director


MSDW CAPITAL PARTNERS IV, LLC
By:  MSDW Capital Partners IV, Inc.,
     as Institutional Managing Member of the General Partner


By: /s/ Leigh Abramson
   -----------------------------------
   Name:  Leigh Abramson
   Title: Managing Director

MORGAN STANLEY DEAN WITTER CAPITAL PARTNERS IV, L.P.
MSDW IV 892 INVESTORS, L.P.
MORGAN STANLEY DEAN WITTER CAPITAL INVESTORS IV, L.P.
By: MSDW Capital Partners IV, LLC,
    as General Partner
By: MSDW Capital Partners IV, Inc.,
    as Institutional Managing Member of the General Partner


By: /s/ Leigh Abramson
   -----------------------------------
   Name:  Leigh Abramson
   Title: Managing Director


CCR MANAGEMENT A, LLC
CCR MANAGEMENT B, LLC
CCR MANAGEMENT C, LLC
By: Each of their respective sole Members


By: /s/ Leigh Abramson
   -----------------------------------
     Name:   Leigh Abramson
     Title:  Managing Director


CONCERT CAPITAL RESOURCES A, L.P.
CONCERT CAPITAL RESOURCES B, L.P.
CONCERT CAPITAL RESOURCES C, L.P.
By: Each of their respective General Partners


By: /s/ Leigh Abramson
   -----------------------------------
     Name:  Leigh Abramson
     Title: Managing Director